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                                                                     Exhibit 2.3

                               GUARANTY AGREEMENT

     The undersigned (the "Guarantors"), being all of the members of Houston Energy Services Company, L.L.C., a Texas limited liability company (the "Seller"), expect to benefit from the consummation of the transactions contemplated by that certain Asset Purchase Agreement, of even date herewith, between Commerce Energy, Inc., a California corporation (the "Buyer"), and the Seller (the "Asset Purchase Agreement") and the Ancillary Agreements. Accordingly, in order to induce the Buyer to enter into the Asset Purchase Agreement and the Ancillary Agreements and perform its obligations thereunder, the Guarantors hereby jointly, severally and irrevocably guarantee to the Buyer, its successors and assigns, the prompt and full discharge of all indemnity obligations of the Seller under Section 6.1(a) of the Asset Purchase Agreement (the "Obligations), when and as the same shall become due and payable or performable, in accordance with the respective terms and provisions thereof, subject to the limitations hereinafter set forth. To the extent that the Seller shall fail to timely make any indemnification payment required to be paid by the Seller under Section 6.1(a) of the Asset Purchase Agreement, the Guarantors hereby jointly, severally and irrevocably agree to pay the full unpaid amount due to the applicable indemnified parties. The Guarantors shall also be liable for the reasonable attorneys' fees and expenses of any indemnified party's external counsel incurred in any effort to collect or enforce any of the obligations of the Guarantors under this Guaranty Agreement; provided, however, that such fees and expenses shall be payable by the Guarantors only to the extent the applicable indemnified party is successful in enforcing payment of the obligations under this Guaranty Agreement.

     The parties hereto acknowledge and agree that the obligations of the Guarantors hereunder shall be unconditional and absolute, shall be a guaranty of payment and performance and not of collection, and shall not be released, discharged or otherwise affected by any circumstances whatsoever which might, but for these provisions, constitute a legal or equitable discharge of the Guarantors' obligations hereunder. The Guarantors hereby waive any circumstance which might constitute a legal or equitable discharge of a surety or guarantor, including but not limited to (a) notice of acceptance of this Guaranty Agreement; (b) presentment and demand concerning the liabilities of the Guarantors; (c) notice of any dishonor or default by, or disputes with, the Seller; and (d) any right to require that any action or proceeding be brought against the Seller or any other Person, or to require that the Buyer seek enforcement of any performance against the Seller or any other Person, prior to any action against the Guarantors under the terms hereof. The Guarantors consent to the renewal, compromise, extension, acceleration, or other modification of the terms of the Obligations, and to any change, modification or waiver of the terms of the Asset Purchase Agreement and the Ancillary Agreements, without in any way releasing or discharging the Guarantors from their respective obligations hereunder. Except as to applicable statutes of limitation, no delay of the Buyer in the exercise of, or failure to exercise, any rights hereunder shall operate as a waiver of such rights, a waiver of any other rights, or a release of Guarantor from any obligations hereunder.

     Guarantors' obligations hereunder shall remain in force and effect until the expiration of eighteen (18) months following the Closing Date (the "Termination Date"), at which time the Guarantors shall be deemed automatically released from all obligations and liabilities under and

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pursuant to this Guaranty Agreement, SAVE AND EXCEPT with respect to the Claimed
Amount(s) pursuant to any Claim Notice(s) or Expected Claim Notice(s) delivered to the Seller by any party entitled to indemnification under Section 6.1 of the Asset Purchase Agreement pursuant to Section 6.3 of the Asset Purchase Agreement prior to the earlier of (i) the Termination Date or (ii) the applicable date required for its delivery pursuant to the Asset Purchase Agreement, which guaranty obligations of the Guarantors hereunder shall continue in effect with respect to such Claimed Amount(s) pursuant to such Claim Notice(s) or Expected Claim Notice(s), subject to the limitations hereinafter set forth.

     Guarantors reserve the right to assert rights, setoffs, counterclaims and other defenses that Seller may have to the Obligations, other than defenses arising from the bankruptcy, insolvency, dissolution or liquidation of Seller and other defenses expressly waived herein.

     The Guarantors hereby waive their rights to be subrogated to the rights of the Buyer with respect to any Obligations paid or performed by the Guarantors until all Obligations have been fully and indefeasibly paid to the Buyer, subject to no rescission or right of return, and the Guarantors have fully and indefeasibly satisfied all of the Guarantors' obligations under this Guaranty Agreement.

     The obligations of the Guarantors set forth herein shall be subject to the limitations set forth in Sections 6.4 and 6.5 of the Asset Purchase Agreement.

     Capitalized words or terms utilized herein shall have the same meanings given in the Asset Purchase Agreement.

     The provisions of Sections 7.1 (Press Releases and Announcements), 7.2 (No Third Party Beneficiaries), 7.3 (Entire Agreement), 7.4 (Succession and Assignment), 7.5 (Counterparts and Facsimile Signature), 7.7 (Notices), 7.8 (Governing Law), 7.9 (Amendments and Waivers), 7.10 (Severability), 7.11 (Expenses), 7.12 (Submission to Jurisdiction), 7.13 (Specific Performance) and
7.14 (Construction) of the Asset Purchase Agreement shall be incorporated into this Guaranty Agreement, mutatis mutandis, as if references to "this Agreement" and "the Seller" in the Asset Purchase Agreement were references to "this Guaranty Agreement" and "the Guarantors", respectively, in this Guaranty Agreement.

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                                    page(s)]


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     IN WITNESS WHEREOF, the undersigned have executed this Guaranty Agreement as of the 20th day of September, 2006.


                                        /S/ THOMAS L. GOUDIE
                                        ----------------------------------------
                                        Thomas L. Goudie


                                        /S/ JAMES BUJNOCH, JR.
                                        ----------------------------------------
                                        James Bujnoch, Jr.


                                        /S/ GARY HOLLOWELL
                                        ----------------------------------------
                                        Gary Hollowell


                                        /S/ DUSTIN ROACH
                                        ----------------------------------------
                                        Dustin Roach


                                        /S/ STEVE LOY
                                        ----------------------------------------
                                        Steve Loy


                                        /S/ ARNOLD PEREZ
                                        ----------------------------------------
                                        Arnold Perez


ACCEPTED AND AGREED:

COMMERCE ENERGY, INC.


By: /S/ STEVEN S. BOSS
    ---------------------------------
    Steven S. Boss, President


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             SCHEDULES AND EXHIBITS OMITTED FROM GUARANTY AGREEMENT

Exhibits:
None

Schedules:
None